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               FLAG INVESTORS SHORT-INTERMEDIATE INCOME FUND, INC.

                              ARTICLES OF AMENDMENT


     FLAG INVESTORS SHORT-INTERMEDIATE INCOME FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

     FIRST: The Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law, by a unanimous consent dated November 16, 1998, has adopted a resolution redesignating the Corporation's previously designated eighty-five million (85,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of eighty-five thousand dollars ($85,000.00), as follows: fifty million (50,000,000) shares are designated "Flag Investors Short-Intermediate Income Fund Class A Shares," two million (2,000,000) shares are designated "Flag Investors Short-Intermediate Income Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Short-Intermediate Income Fund Class C Shares," fifteen million (15,000,000) shares are designated "Flag Investors Short-Intermediate Income
Fund Institutional Shares," and three million (3,000,000) shares remain undesignated.

     SECOND: Immediately before the redesignation of the Alex. Brown Capital Advisory & Trust Short-Intermediate Income Fund Shares, pursuant to these Articles of Amendment, the Corporation was authorized to issue eighty-five million (85,000,000) shares of Common Stock, par value eighty-five thousand dollars ($85,000.00), of which forty-five million (45,000,000) shares were designated "Flag Investors Short-Intermediate Income Fund Class A Shares," two million (2,000,000) shares were designated "Flag Investors Short-Intermediate Income Fund Class B Shares," fifteen million (15,000,000) shares were designated "Flag Investors Short-Intermediate Income Fund Class C Shares," five million (5,000,000) shares were designated "Alex. Brown Capital Advisory & Trust Short-Intermediate Income Fund Shares," fifteen million (15,000,000) shares were designated "Flag Investors Short-Intermediate Income Fund Institutional Shares" and three million (3,000,000) shares remained undesignated.

     THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

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     IN WITNESS WHEREOF, Flag Investors Short-Intermediate Income Fund, Inc. has
caused these Articles of Amendment to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 18th day of November, 1998.

[CORPORATE SEAL]


                           FLAG INVESTORS SHORT-INTERMEDIATE INCOME FUND, INC.

                                            By:  /s/Harry Woolf
                                                 --------------------
                                                 Harry Woolf
                                                 President


Attest:  /s/Amy M. Olmert
         -----------------------
         Amy M. Olmert
         Secretary


     The undersigned, President of FLAG INVESTORS SHORT-INTERMEDIATE INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            By:  /s/Harry Woolf
                                                 -------------------
                                                 Harry Woolf
                                                 President